SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A


                            CURRENT REPORT - AMENDED

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):   January 22, 2001



                       SIMON TRANSPORTATION SERVICES INC.
             (Exact name of registrant as specified in its charter)



--------------------------------------------------------------------------------

          Nevada                      0-27208                    87-0545608
(State or other jurisdiction  (Commission File Number)         (IRS Employer
      of incorporation)                                      Identification No.)
--------------------------------------------------------------------------------



             5175 West 2100 South, West Valley City, Utah             84123
              (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code                (801) 924-7000

                                     N/A
        (Former name or former address, if changed since last report.)

ITEM 2.  Acquisition or Disposition of Assets

         Simon Transportation Services Inc., a Nevada corporation ("Parent"), is the reporting company under this Form 8-K/A. On January 22, 2001, Dick Simon Trucking, Inc., a Utah corporation and wholly-owned subsidiary of Parent ("Simon"), completed its acquisition of a portion of the trucking assets of Westway Express, Inc., an Indiana corporation ("Westway"), pursuant to that certain Agreement dated December 15, 2000, by and among Simon, Westway, WesternWay Holdings Co., a Colorado corporation and the sole stockholder of Westway ("WesternWay"), and Jerry D. McMorris ("McMorris") (the "Agreement"), as amended January 22, 2001, by the First Amendment to the Agreement (the "First Amendment").

         Westway's headquarters are located in Commerce City, Colorado, and it has an additional major terminal facility in Albuquerque, New Mexico. During 2000, Westway operated approximately 375 company tractors, 76 tractors supplied by independent contractors, and 705 53-foot temperature-controlled trailers.

         Under the terms of the Agreement and First Amendment, Simon, at closing and during the one year thereafter, will make aggregate payments to Westway of approximately $1.7 million for Westway's services in assisting Simon in hiring drivers, for 59 Qualcomm units, and miscellaneous assets. Simon will purchase up to an additional 466 Qualcomm units at $1,200/unit post-closing if such units have software upgrades and are functioning properly. Assuming 300 Qualcomm units are upgraded and functioning properly, the total consideration would be approximately $2.1 million. Simon refinanced with existing lessors approximately 234 tractors and 264 temperature-controlled trailers and assumed leases for terminal facilities in Commerce City, Colorado through December 31, 2001; Albuquerque, New Mexico through June 30, 2001; and Charlotte, North Carolina on a month-to-month basis. The remaining tractors, trailers, terminal facilities, and miscellaneous assets, as well as accounts receivable, were retained by Westway.

         Westway, WesternWay, and McMorris are prohibited for a period of five years from the date of closing from competing in the interstate and/or intrastate dry van and refrigerated transportation of freight, as well as those brokerage, intermodal, logistics, and freight consolidation activities involving refrigerated or dry van truckload or less-than-truckload transportation; provided, however, McMorris has limited rights to own, operate, and dispose of SLT Express, Inc. No consideration separate from the Agreement itself is allocated to the noncompetition undertakings.

         The assets acquired from Westway were used primarily for the interstate temperature-controlled transportation of freight, and Simon intends to integrate the acquired assets into its operations. Simon is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers.

         Simon funded the acquisition consideration paid at closing, and will fund the deferred payments, with working capital and borrowings under its existing credit line with U.S. Bank National Association. The consideration exchanged was determined through arms'-length negotiations. There is no material relationship between Westway or its affiliates and Parent, Simon, or their affiliates, any director or officer of Parent, or any associate of any such director or officer.

         The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement and the First Amendment, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

ITEM 7.  Financial Statements and Exhibits

(a) Financial Statements of Westway:

         Report of Independent Accountants

         Balance Sheets as of December 31, 1999 and 1998

         Statements of Operations for the years ended December 31, 1999 and 1998

         Statements of Stockholders' Equity for the years ended December 31, 1999 and 1998

         Statements of Cash Flows for the years ended December 31, 1999 and 1998

         Notes to the Financial Statements

         Unaudited Balance Sheet as of  September 30, 2000

         Unaudited Statements of Operations for the nine month periods ended September 30, 2000 and 1999

         Unaudited Statements of Cash Flows for the nine month periods ended September 30, 2000 and 1999

         Notes to the Unaudited Financial Statements


(b)  Pro Forma Financial Information:

         Unaudited   Pro  Forma  Condensed  Consolidated  Balance  Sheet  as  of
         September 30, 2000

         Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

         Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 2000

         Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Report of Independent Accountants

To the Board of Directors and Shareholder of Westway Express, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Westway Express, Inc. (the "Company") as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express as opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss and negative operating cash flow in 1999. In addition, at December 31, 1999, the Company was in violation of certain of its debt covenants. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 11, on January 22, 2001, Dick Simon Trucking, Inc. ("Simon") acquired a portion of the trucking assets of the Company, primarily mobile communication equipment and miscellaneous assets. Simon entered into a lease for the terminal owned by the Company, refinanced Company leases for tractors and trailers, and assumed leases for terminals. Simon will also pay the Company for assisting Simon in hiring drivers. The transaction included a five year non-compete agreement.

/s/ PricewaterhouseCoopers LLP

January 12, 2001, except for Note 11, as to which the date is January 22, 2001 Denver, Colorado

Westway Express, Inc.
Balance Sheets
December 31, 1999 and 1998


Assets                                                                        1999             1998

Current Assets
   Cash and cash equivalents                                           $   262,046      $     9,933
   Accounts receivable, net of allowance for doubtful
      accounts of $125,163 and $63,108 in 1999 and 1998,
      respectively                                                       9,011,981        7,534,064
   Prepaid expenses and other current assets                             2,074,763        1,898,032
   Receivable from related parties                                         768,706           48,700
                                                                ------------------- ----------------

     Total current assets                                               12,117,496        9,490,729

Property and equipment, at cost, net of accumulated
   depreciation and amortization                                         1,654,222        1,925,456
Other assets                                                               145,518           71,469
                                                                ------------------ -----------------

                                                                       $13,917,236      $11,487,654
                                                                ================== =================

Liabilities and Shareholder's Equity
Current Liabilities
   Accounts payable                                                    $ 3,257,797      $ 2,426,678
   Accrued wages and bonuses                                               618,672          678,741
   Accrued taxes and other expenses                                        937,135          909,999
   Current portion of accrued workers' compensation charge                 365,345               --
   Line of credit                                                        6,661,553        3,285,272
   Current portion of long-term debt                                        87,825          123,768
   Payable to Predecessor Company                                          168,557               --
                                                                ------------------ -----------------

     Total current liabilities                                          12,096,884        7,424,458

Long-term debt                                                                  --           87,825
Accrued workers' compensation charge                                     1,731,050               --
                                                                ------------------ -----------------

     Total liabilities                                                  13,827,934        7,512,283

Commitments and contingencies (Note 9)

Shareholder's equity:
   Common stock, $1.00 par value, 1,000,000 shares
     authorized, 625,000 shares issued and outstanding                     625,000          625,000
   Retained (deficit) earnings                                            (535,698)       3,350,371
                                                                ------------------ -----------------

     Total shareholder's equity                                             89,302        3,975,371
                                                                ------------------ -----------------

                                                                       $13,917,236      $11,487,654
                                                                ================== =================

The accompanying notes are an integral part of these financial statements.

Westway Express Inc.
Statements of Operations
For the years ended December 31, 1999 and 1998

                                                                          1999                1998

Operating revenues                                                 $  69,310,921      $  68,904,299
                                                             -------------------- ------------------

Operating expenses:
   Salaries and wages                                                 15,489,446         14,988,880
   Employee benefits                                                   2,200,176          2,358,345
   Operating supplies                                                 18,959,328         17,929,789
   Revenue equipment rents                                            23,950,988         22,954,437
   General supplies                                                    2,556,937          2,602,601
   Depreciation and amortization                                         397,349            376,456
   Accrued workers' compensation charge                                2,096,395                 --
   Other                                                               5,651,684          5,515,870
                                                             -------------------- ------------------

                                                                      71,302,303         66,726,378
                                                             -------------------- ------------------

Operating income                                                      (1,991,382)         2,177,921

Interest expense                                                         551,171            400,225
                                                             -------------------- ------------------

Net (loss) income                                                  $  (2,542,553)     $   1,777,696
                                                             ==================== ==================

The accompanying notes are an integral part of these financial statements.

Westway Express, Inc.
Statement of Shareholder's Equity
For the years ended December 31, 1999 and 1998


                                                                           Retained                  Total
                                                       Common              Earnings              Shareholder's
                                                        Stock              (Deficit)                Equity

Balance at December 31, 1997                       $    625,000           $  3,775,248          $   4,400,248

   Net income for the year                                   --              1,777,696              1,777,696
   Distributions to Parent Company                           --             (2,202,573)            (2,202,573)
                                          ---------------------- ---------------------- ----------------------

Balance at December 31, 1998                            625,000              3,350,371              3,975,371

   Net loss for the year                                     --             (2,542,553)            (2,542,553)
   Distributions to Parent Company                           --             (1,343,516)            (1,343,516)
                                          ---------------------- ---------------------- ----------------------

Balance at December 31, 1999                       $    625,000           $   (535,698)         $      89,302
                                          ====================== ====================== ======================

The accompanying notes are an integral part of these financial statements.

Westway Express, Inc.
Statements of Cash Flows
For the years ended December 31, 1999 and 1998

                                                                            1999               1998
Operating activities:
   Net (loss) income                                                 $(2,542,553)       $ 1,777,696
   Adjustments to reconcile net (loss) income to net cash
       used in operating activities
     Depreciation and amortization                                       397,349            376,456
     Net gain on sale of property and equipment                          (17,794)              (856)
     Accrued workers' compensation charge                              2,096,395                 --
     Changes in operating assets and liabilities:
       Accounts receivable                                            (1,477,917)           164,784
       Receivable from related parties                                  (720,006)        (1,699,738)
       Prepaid expenses and other current assets                        (176,731)            16,877
       Other assets                                                      (74,049)           193,174
       Accounts payable                                                  (35,536)        (1,360,341)
       Accrued wages and bonuses                                         (60,069)          (106,890)
       Accrued taxes and other expenses                                   27,136           (527,746)
       Payable to Predecessor Company                                    168,557                 --
                                                             -------------------- ------------------

       Net cash used in operating activities                          (2,415,218)        (1,166,584)
                                                             -------------------- ------------------

Investing activities:
   Acquisition of property and equipment                                (153,321)          (337,412)
   Proceeds from sale of property and equipment                           45,000             13,500
                                                             -------------------- ------------------

       Net cash used in investing activities                            (108,321)          (323,912)
                                                             -------------------- ------------------

Financing activities:
   Net proceeds from line of credit                                    3,376,281            885,244
   Bank overdrafts                                                       866,655            498,493
   Proceeds from long-term debt                                               --            250,000
   Repayment of debt                                                    (123,768)           (38,407)
   Distributions to Parent Company                                    (1,343,516)          (545,000)
                                                             -------------------- ------------------

       Net cash provided by financing activities                       2,775,652          1,050,330
                                                             -------------------- ------------------

Increase (decrease) in cash                                              252,113           (440,166)

Cash and cash equivalents, beginning of year                               9,933            450,099
                                                             -------------------- ------------------

Cash and cash equivalents, end of year                               $   262,046        $     9,933
                                                             ==================== ==================

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
   Interest                                                          $   551,171        $   394,974
                                                             ==================== ==================
Supplemental Disclosure of Noncash Activities
   Distribution of receivables to Parent Company                     $        --        $ 1,657,573
                                                             ==================== ==================

The accompanying notes are an integral part of these financial statements.

Westway Express, Inc.
Notes to Financial Statements

1.  Nature of Business and Summary of Significant Accounting Policies

Nature of Business
Westway Express, Inc. (the "Company") operates as an Interstate Class I carrier of both temperature controlled and general commodities by truck, primarily serving customers west of the Mississippi River. The Company was sold in October 1997 to WesternWay Holdings Co. ("WesternWay") by a company ("Predecessor Company") whose majority shareholder wholly owns WesternWay. Because WesternWay and the Predecessor Company were under common control, the Company's historical basis of accounting has been retained.

Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment
The Company depreciates property and equipment and amortizes leasehold improvements over their estimated useful lives to estimated salvage value using the straight-line method. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. Upon retirement or disposition of assets, related gains or loses are recognized in operations.

Impairment of Long-lived Assets
The Company periodically evaluates the recoverability of its long-lived assets utilizing qualitative factors. At such time as an impairment in value is identified, the impairment is quantitatively measured using a discounted cash flow methodology and charged to expense.

Rental Expense
When it is economically advantageous to do so, the Company will purchase, then sell trailers that it currently leases by exercising the purchase option contained in the lease. Gains from this activity are recorded as a reduction in rent expense. The Company recorded a gain of approximately $110,000 in 1998 related to the purchase and sale o f leased trailers. There were no associated gains in 1999.

Income Taxes
As a subsidiary of an S Corporation which has elected for its subsidiaries to be treated as Qualified Subchapter S Subsidiaries ("QSSS"), the taxable income
(loss) of the Company is passed through to the shareholder of WesternWay. Accordingly, no provision for income taxes has been included in the financial statements.

Revenue Recognition
Operating revenues and related carrier expenses are allocated pro rata between reporting periods based on relative transit time.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Westway Express, Inc.
Notes to Financial Statements

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. As of December 31, 1999, the Company had $262,046 in cash in five accounts in banks located in New Mexico and Colorado. During 1999, approximately 40% of the Company's revenue was derived from business conducted with five customers in various industries throughout the western United States. To date, these concentrations of credit risk have not had a material effect on the Company's financial position, results of operations or liquidity.

2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 1999 the Company incurred a net loss of $2,542,553 and used cash in operating activities of $2,415,218. As further discussed in Note 4, the Company has a credit facility providing for borrowings through October 2002. The credit facility contains covenants that, among other things, require that the Company maintain certain financial performance and liquidity levels. The Company was in violation of certain of these covenants during the year ended December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management funded the Company's operations during the year ended December 31, 1999, primarily through borrowings on its line of credit. The Company is focusing its efforts on improving cash flow from operations and has entered into negotiations with its existing lender regarding modifying the covenants contained in its credit facility. There can be no assurance that the Company will be successful in modifying its debt covenants or generating sufficient resources to assure continuation of its operations. The reported amounts of assets and liabilities may be impacted by this uncertainty. No adjustments have been made to the accompanying consolidated financial statements that might result from this uncertainty.

3. Property and Equipment

Property and equipment are summarized as follows as of December 31, 1999 and 1998:



                                                                            Estimated
                                                     1999            1998   Useful Life
 Land                                         $   460,000     $   460,000
 Buildings                                        651,941         651,941  10 - 20 years
 Leasehold improvements                         1,135,850       1,111,265    5 - 7 years
 Tractors                                         351,436         302,140        5 years
 Trailers                                         526,739         625,689    5 - 7 years
 Service equipment                                144,036         141,253    3 - 5 years
 Furniture and fixtures                         1,572,221       1,508,148    3 - 5 years
                                                ---------       ---------
                                                4,842,223       4,800,436
 Less accumulated depreciation
    and amortization                           (3,188,001)     (2,874,980)
                                                ---------       ---------

                                              $ 1,654,222     $ 1,925,456
                                                =========       =========

The Company had approximately $l,767,855 and $1,599,424 in property and equipment at December 31, 1999 and 1998, respectively, that is fully depreciated but still in use. Depreciation expense was $384,765 and $363,872 for 1999 and 1998, respectively.

Westway Express, Inc.
Notes to Financial Statements

4. Line of Credit

In October 1997, the Company entered into a credit agreement with a bank that provides a revolving line of credit ("Line of Credit") for working capital purposes. Interest accrues at the greater of 1% above the bank's reference rate (8.50% at December 31, 1999) or 8.0%. Further, if the Company were to issue letters of credit it would pay fees equal to 2.0% per annum times the aggregate undrawn amount of such letters. The agreement provides for a borrowing base in an amount generally equal to the lesser of 80% of eligible accounts receivable, as defined, or an amount equal to the Company's collections with respect to accounts for the immediately preceding 45-day period. During November 1999, the credit agreement was amended to allow a maximum borrowing balance of $6,000,000, however, during the period from November 22, 1999 through February 22, 2000, the maximum borrowing balance was $7,000,000. The agreement is collateralized by accounts receivable of the Company. At December 31, 1999, advances of $6,661,553 had been made against the Line of Credit. The Line of Credit is upon demand and is scheduled to expire October 2002.

The agreement includes various restrictive covenants, the most restrictive of which require the maintenance of certain financial performance and liquidity levels and limit the Company's capacity to declare dividends or incur additional indebtedness. The Company was in violation of these covenants as of December 31, 1999.

5. Long-Term Debt

The Company had an operating lease for communications equipment which included a purchase option. The purchase option was at a price representing the fair value of the equipment at the expiration of the lease term. The lease expired during 1999 and the Company borrowed $250,000 from a bank at a rate of 9.25% in order to exercise the purchase option. Monthly payments are due on the note, which is collateralized by the communications equipment, through August 2000. The total amount due on the note as of December 31, 1999 and 1998 was $87,825 and $211,593, respectively.

6. Operating Leases

The Company has long-term noncancelable operating leases on certain vehicles, terminal buildings and equipment. The leases on certain of these terminal buildings have renewal options for additional lease terms. In addition, certain leases are guaranteed by WesternWay. Total minimum future rental payments under all noncancelable operating leases having terms in excess of one year are as follows:

                          Year Ending December 31:
                         2000               $    9,522,765
                         2001                    7,291,913
                         2002                    4,460,837
                         2003                    1,221,221
                         2004                      748,315
                                            ---------------

                                            $   23,245,051

        Rent expense under operating leases was $10,255,628 and $9,403,262 in 1999 and l998, respectively.

Westway Express, Inc.
Notes to Financial Statements

7.  Benefit Plan

The Company administers a 401(k) Retirement Plan (the "Plan") covering qualified employees. The Company matches 50% of the first 6% of a participant's contributions up to a maximum of 3% of compensation, as defined by the Plan. Company matching contributions were $108,352 and $59,065 in 1999 and 1998, respectively.

8.  Related Party Transactions

The Company rents equipment to and performs management functions on behalf of SLT Express, Inc. ("SLT Express"), a subsidiary of WesternWay. The Company recorded revenue of $127,449 and $120,000 for the management functions and $86,100 and $48,700 for equipment rental in 1999 and 1998, respectively. In addition, the Company adopted a policy in 1999 to allow SLT Express to use Company vendors for insurance, fuel, maintenance, and other business related functions. The Company paid these fees on behalf of SLT Express and charged SLT Express monthly for the actual costs incurred. Insurance functions provided to SLT Express relate to workers' compensation, group health insurance, and risk related vehicle coverage. The premiums for workers' compensation and group health insurance policies paid on behalf of SLT Express and charged to SLT Express during 1999 amounted to $13,861. Risk related vehicle coverage costs paid on behalf of SLT Express and charged to SLT Express during 1999 amounted to $117,138. Fuel, maintenance, and other support functions paid on behalf of SLT Express and charged to SLT Express during 1999 amounted to $721,383. The Company received cash of $297,225 from SLT Express for these charges during 1999. At December 31, 1999, $652,831 was receivable from SLT Express from the above activities. The remaining $115,875 of Receivable from related parties relates primarily to fuel tax credits that will be received when the return is filed by the consolidated group.

In 1998, the Predecessor Company maintained workers' compensation and group health insurance policies on behalf of the Company. For these services, the Predecessor Company charged the Company a premium per participating employee per month. The Predecessor Company paid all workers' compensation claims and allocated the cost to the Company based on actual experience. The Predecessor Company used a discounted approach of accounting for loss contingencies associated with self insured workers' compensation liabilities. The discount rate used in determining the workers' compensation liability was 5% at December 31, 1998. The Predecessor Company also provided third party liability coverage and charged premiums based on a percentage of revenue. The Company incurred expense of $1,969,895 related to these services in 1998. As a result of the bankruptcy filing of the Predecessor Company, the Company became liable for its employees in Colorado that were self-insured under the Predecessor Company's insurance coverage. The Company estimates payments related to ongoing claims for these employees will total approximately $2,096,395. This amount has been recorded as accrued workers' compensation charge on the balance sheet and statement of operations in 1999.

During l999 coverage on these insurers policies was changed to third-party insurance providers.

In satisfaction of amounts owed to the Predecessor Company, the Company performed freight hauling services on behalf of the Predecessor Company. Billings for these services were directly offset against amounts owed to the Predecessor Company. The Company recognized revenues of $3,760,800 for these services in 1998. The Company did not provide freight hauling services on behalf of the Predecessor Company during the year ended December 31, 1999.

Westway Express, Inc.
Notes to Financial Statement

9.  Commitments and  Contingencies

The Company is not aware of any events of noncompliance in its operations with any environmental laws or regulations nor of any potential contingencies related to environmental issues. The exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted with applicable jurisdictions.

The Company is a co-obligor of a Senior Note agreement entered into by WesternWay. In October 1997, WesternWay entered into a note in the amount of $31,902,649 that matures in October 2000. No scheduled principal payments are due before that date. However, payments must be made with the proceeds of asset sales and with certain excess cash as defined by the agreement. At December 31, 1999 and 1998, $29,143,250 and $28,643,250, respectively, were outstanding on the note. Interest accrues at 1% above the bank's reference rate, 8.5% at December 31, 1999, payable monthly. The note agreement includes various restrictive covenants, the most restrictive of which require maintenance of certain financial requirements and limit WesternWay's capacity to declare dividends or incur additional indebtedness. From time to time, as cash flow permits, the Company makes discretionary payments to WesternWay to assist with debt service. WesternWay was it violation of those covenants as of December 31, 1999.

The Company has entered into limited recourse guarantee agreements, stock pledge and other security agreements related to the junior long term debt of the
Predecessor  Company  in  the  amount  of  $12,000,000,   which  agreements  are
enforceable against the Company only upon the payment in full (or cash collateralization) of all amounts outstanding under both the Senior Note and the Line of Credit referred to above and thereafter only upon a failure of the Company to comply with its non-financial covenants under such guarantee agreements. The junior long-tern debt is collateralized primarily by a second security interest in the rolling stock, other equipment, accounts receivable and real estate of the Predecessor Company. The Predecessor Company filed for Chapter 11 Bankruptcy in May 1999. The impact, if any, of this bankruptcy on the Company has not been determined.

As a result of the Predecessor Company's filing for Chapter 11 Bankruptcy, the Central States Southeast and Southwest Area's Pension Plan has sued the Company and other related entities for the recovery of withdrawal liability obligations of the Predecessor Company totaling $7,337,890. The Company believes it has adequate legal defense and is defending such assertion vigorously; therefore, no charge has been recorded by the Company

10.  Subsequent event - refinancing of WesternWay Senior Note

In September 2000, WesternWay refinanced the Senior Note referred to in Note 9 above. At September 28, 2000, $27,356,600 was outstanding on the note, which has a maturity date of September 30, 2001. The maturity date may be extended if certain conditions are met. Interest accrues at Prime plus 2%, 11.5% at September 28, 2000, payable monthly. The note agreement includes various restrictive covenants, but no financial covenants. The Company remains a co-obligor on the Senior Note.

11.      Subsequent event - Transaction with Dick Simon Trucking, Inc.

On January 22, 2001, Dick Simon Trucking, Inc. ("Simon") acquired a portion of the trucking assets of the Company, primarily mobile communication equipment and miscellaneous assets. Simon entered into leases for terminals owned by the Company, refinanced Company leases for tractors and trailers, and assumed leases for terminals. Simon will also pay the Company for assisting Simon in hiring drivers. Total consideration to the Company is approximately $2.1 million, excluding future lease payments. The transaction included a five year non-compete agreement. The financial statements as of December 31, 1999 have not been adjusted as a result of this transaction.

Westway Express Inc.
Unaudited Balance Sheet
As of September 30, 2000

Assets                                                                          2000
Current Assets
   Cash and cash equivalents                                            $    327,195
   Accounts receivable, net of allowance for doubtful accounts
     of $49,425                                                            7,666,633
   Prepaid expenses and other current assets                               2,116,024
   Receivable from related parties                                                --
                                                                  -------------------

     Total current assets                                                 10,109,852

Property and equipment, at cost, net of accumulated
  depreciation and amortization                                            1,601,743
Other assets                                                                 143,086
                                                                  -------------------

                                                                        $ 11,854,680
                                                                  ===================

Liabilities and Shareholder's Deficit
Current Liabilities
   Accounts payable                                                     $  4,562,359
   Accrued wages and bonuses                                                 516,814
   Accrued taxes and other expenses                                          776,164
   Current portion of accrued workers' compensation charge                   365,345
   Line of credit                                                          5,251,996
   Current portion of long-term debt                                              --
   Due to Parent Company                                                     698,187
   Payable to Predecessor Company                                                 --
                                                                  -------------------

     Total current liabilities                                            12,170,865

Long-term debt                                                                    --
Accrued workers' compensation charge                                       1,281,050
                                                                  -------------------

     Total liabilities                                                    13,451,965
                                                                  -------------------

Shareholder's deficit:
   Common stock, $1.00 par value, 1,000,000 shares authorized,
     authorized, 625,000 shares issued and outstanding                       625,000
   Accumulated deficit                                                    (2,222,235)
                                                                  -------------------

     Total shareholder's deficit                                          (1,597,235)
                                                                  -------------------

     Total liabilities and shareholder's deficit                        $ 11,854,680
                                                                  ===================

See accompanying notes to unaudited financial statements.

Westway Express Inc.
Unaudtied Statements of Operations
For the nine months ended September 30, 2000 and 1999

                                                                            2000                 1999

Operating revenues                                                  $ 48,172,505        $  51,155,025
                                                             -------------------- --------------------

Operating expenses:
   Salaries and wages                                                 10,732,195           11,102,814
   Employee benefits                                                   1,896,724            1,799,311
   Operating supplies                                                 15,747,879           13,764,404
   Revenue equipment rents                                            15,258,186           17,800,208
   General supplies                                                    1,730,362            1,674,747
   Depreciation and amortization                                         236,085              298,109
   Other                                                               3,770,341            4,011,837
                                                             -------------------- --------------------

                                                                      49,371,771           50,451,430
                                                             -------------------- --------------------

Operating (loss) income                                               (1,199,266)             703,594

Interest expense                                                        (487,271)            (380,403)
                                                             -------------------- --------------------

Net (loss) income                                                   $ (1,686,537)       $     323,190
                                                             ==================== ====================

See accompanying notes to unaudited financial statements.

Westway Express, Inc.
Unaudited Statements of Cash Flows
For the nine months ended September 30, 2000 and 1999

                                                                           2000                 1999
Operating activities:
   Net (loss) income                                                $ (1,686,537)         $   323,189
   Adjustments to reconcile net (loss) income to net cash
         used in operating activities
     Depreciation and amortization                                       335,326              298,109
     Accrued workers' compensation charge                               (450,000)                  --
     Changes in operating assets and liabilities:
       Accounts receivable                                             1,345,348           (1,330,028)
       Receivable from related parties                                   768,706               48,700
       Prepaid expenses and other current assets                         (41,216)            (259,168)
       Other assets                                                        2,432           (1,498,725)
       Accounts payable                                                1,304,562              296,934
       Accrued wages and bonuses                                        (101,858)            (108,889)
       Accrued taxes and other expenses                                 (160,971)             125,090
       Payable to Predecessor Company                                    529,630                   --
                                                             -------------------- --------------------

       Net cash provided by (used in) operating activities             1,845,377           (2,104,788)
                                                             -------------------- --------------------

Investing activities:
   Acquisition of property and equipment                                (282,846)             (73,759)
                                                             -------------------- --------------------

Financing activities:
   Net proceeds (borrowings) from line of credit                      (1,409,557)           2,524,751
   Repayment of debt                                                     (87,825)            (211,593)
                                                             -------------------- --------------------

       Net cash (used in) provided by financing activities            (1,497,382)           2,313,158
                                                             -------------------- --------------------

Increase in cash                                                          65,149              134,611

Cash and cash equivalents, beginning of period                           262,046                9,933
                                                             -------------------- --------------------

Cash and cash equivalents, end of period                            $    327,195          $   144,544
                                                             ==================== ====================

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
   Interest                                                         $    487,271          $   380,403
                                                             ==================== ====================

See accompanying note to unaudited financial statements.

Notes to Unaudited Financial Statements

Basis of Presentation

The financial statements have been prepared, without audit, in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements include all adjustments which are necessary for a fair presentation of the results for the interim periods presented, such adjustments being of a normal recurring nature. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. It is suggested that these condensed consolidated financial statements and notes thereto be read in conjunction with the financial statements and notes thereto of Westway Express, Inc. as of December 31, 1999 and 1998 and for the years then ended, included in this Form 8-K/A. Results of operations in interim periods are not necessarily indicative of results to be expected for a full year.


Subsequent event

On January 22, 2001, Dick Simon Trucking, Inc. ("Simon") acquired a portion of the trucking assets of the Company, primarily mobile communication equipment and miscellaneous assets. Simon entered into leases for terminals owned by the Company, refinanced Company leases for tractors and trailers, and assumed leases for terminals. Simon will also pay the Company for assisting Simon in hiring drivers. Total consideration to the Company is approximately $2.1 million, excluding future lease payments. The transaction included a five year non-compete agreement. The financial statements as of December 31, 1999 have not been adjusted as a result of this transaction.

                          SIMON TRANSPORTATION SERVICES INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


The accompanying unaudited pro forma condensed consolidated financial statements are presented to give effect to the acquisition of a portion of the assets of Westway Express Inc. ("Westway") completed on January 22, 2001. The Unaudited Condensed Consolidated Balance Sheet as of September 30, 2000 has been adjusted to give pro forma effect to the Westway acquisition as if it had occurred on September 30, 2000. The Unaudited Condensed Consolidated Statement of Operations for the year ended September 30, 2000 has been adjusted to give pro forma effect to the Westway acquisition as if it had occurred on October 1, 1999.

During 2000, Westway operated approximately 375 company tractors, 76 tractors supplied by independent contractors and 705 temperature-controlled trailers. In connection with the acquisition, Simon Transportation Services Inc., through its wholly-owned subidiary Dick Simon Trucking, Inc. ("Simon"), refinanced with Westway's existing lessors approximately 234 tractors and 264 trailers. Additionally, Simon expects to hire approximately 291 of Westway's drivers. Accordingly, in order to more fairly present the impact of the acquisition, for purposes of the pro forma condensed consolidated statement of operations, based on the percentage of tractors acquired, 52% of the historical operations of Westway have been included in the pro forma combined results.

The unaudited pro forma condensed consolidated financial information does not purport to be indicative of the financial position or results of operations of future periods or indicative of results that would have occurred had the transactions referred to above been consummated on the dates indicated. The unaudited pro forma adjustments are based on available information and certain assumptions that management of Simon believes are reasonable. The total purchase price for Westway has been allocated to the tangible and intangible assets based on the results of an estimated valuation of their respective fair values. Simon is in the process of completing the valuation of the acquired assets, and as result, the allocation of the purchase price may change.

The pro forma financial information should be read in conjunction with Simon's consolidated financial statements and notes thereto included in Simon's Annual Report on Form 10-K and Westway's financial statements and notes thereto included herein.


                       SIMON TRANSPORTATION SERVICES INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2000

                                              Historical        Historical       Pro Forma
                                                Simon             Westway         Adjustments(1)            Pro Forma
                                          ----------------- ----------------- --------------------       -----------------
Assets
Current assets
     Cash                                    $   3,331,119     $     327,195       $   (1,007,916) (2)      $   2,650,398
     Receivables, net                           29,932,630         7,666,633           (7,666,633) (7)         29,932,630
     Operating supplies                          1,330,462                --                                    1,330,462
     Prepaid expenses and other                  6,657,644         2,116,024           (2,017,613) (3)          6,756,055
                                          ----------------- ----------------- --------------------       -----------------
         Total current assets                   41,251,855        10,109,852          (10,692,162)             40,669,545

Property and equipment at cost                  73,788,102         5,023,953           (4,608,643) (4)         74,203,412
Less: Accumulated depreciation                 (24,384,568)       (3,422,211)           3,422,211  (7)        (24,384,568)
                                          ----------------- ----------------- --------------------       -----------------
                                                49,403,534         1,601,742           (1,186,432)             49,818,844
Other Assets                                       451,603           143,086            1,916,914  (5)          2,511,603
                                          ----------------- ----------------- --------------------       -----------------
                                             $  91,106,992     $  11,854,680       $   (9,961,680)          $  92,999,992
                                          ================= ================= ====================       =================

Liabilities and Stockholders' Equity
Current liabilities
     Current portion of long-term debt       $  17,841,735     $   5,251,996       $   (5,251,996) (7)      $  17,841,735
     Current portion of capitalized              1,595,385                --                   --               1,595,385
     Accounts payable                            7,721,099         4,562,359           (4,562,359) (7)          7,721,099
     Accrued liabilities                         5,242,894         1,292,978             (814,178) (6)          5,721,694
     Due to parent company and affiliate                             698,187             (698,187) (7)                 --
     Payments due to Westway for
       asset purchase                                                     --            1,414,200  (1)          1,414,200
     Accrued workers' compensation charge                            365,345             (365,345) (7)                 --
     Accrued claims payable                      8,880,638                --                   --               8,880,638
                                          ----------------- ----------------- --------------------       -----------------
         Total current liabilities              41,281,751        12,170,865          (10,277,865)             43,174,751

Accrued workers' compensation charge
     long-term                                                     1,281,050           (1,281,050) (7)                 --
Long-term debt, net of current portion             376,791                --                   --                 376,791
Deferred income taxes                            4,604,318                --                   --               4,604,318
                                          ----------------- ----------------- --------------------       -----------------
         Total liabilities                      46,262,860        13,451,915           11,558,915              48,155,860
                                          ----------------- ----------------- --------------------       -----------------

Preferred stock                                         --                --                   --                      --
Common stock                                        62,877           625,000             (625,000) (8)             62,877
Treasury stock, at cost                         (1,053,147)               --                   --              (1,053,147)
Additional paid-in capital                      48,285,578                --                   --              48,285,578
Accumulated deficit                             (2,451,176)       (2,222,235)           2,222,235  (8)         (2,451,176)
                                          ----------------- ----------------- --------------------       -----------------
         Total stockholders' equity             44,844,132        (1,597,235)           1,597,235              44,844,132
                                          ----------------- ----------------- --------------------       -----------------
                                             $  91,106,992     $  11,854,680       $   (9,961,680)          $  92,999,992
                                          ================= ================= ====================       =================


      See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                          SIMON TRANSPORTATION SERVICES INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) On January 22, 2001, Simon Transportation Services Inc., through its wholly-owned subsidiary Dick Simon Trucking, Inc., completed its acquisition of a portion of the trucking assets of Westway Express, Inc. ("Westway") pursuant to an Agreement dated December 15, 2000, as amended January 22, 2001 by the First Amendment to the Agreement. Under the terms of the Agreement and First
              Amendment, Simon agreed to purchase up to 525 Qualcomm units, provided such units have software upgrades and are functioning properly, and other miscellaneous assets to be integrated into Simon's temperature-controlled transportation of freight. Simon also refinanced with existing lessors approximately 234 tractors and 264 temperature-controlled trailers, and assumed leases for terminal facilities in Commerce City, Colorado; Albuquerque, New Mexico; and Charlotte, North Carolina. Simon also agreed to pay Westway for its assistance in hiring drivers.

              During 2000, Westway operated approximately 375 company tractors, 76 tractors supplied by independent contractors and 705 53-foot temperature-controlled trailers. Westway retained all remaining tractors, trailers, terminal facilities, and miscellaneous assets, as well as accounts receivable, not purchased by Simon.

              The following table details the total consideration paid to Westway for the assets purchased.

              Description                                               Amount
              -----------                                               ------
              Licensing and miscellaneous deposits                  $   98,411
              Qualcomm units (estimate 300 units)                      360,000
              Miscellaneous assets                                      55,310
              Driver workforce                                       2,060,000
                                                                ----------------
              Total consideration                                    2,573,721
              Less:  Allowance for equipment repair                   (478,800)
              Less:  Amount paid at closing                           (680,721)
                                                                ----------------
              Amount due to Westway                                 $1,414,200
                                                                ================


(2)           Reflects the cash paid by Simon at closing.   Westway retained all
              cash and cash equivalents at the time of closing.

              Cash and cash equivalents at 9/30/00 - Westway          $  327,195
              Cash paid by Simon to Westway at closing                   680,721
                                                                      ----------
                           Net adjustment                             $1,007,916
                                                                      ==========


(3) Reflects the $98,411 of licensing and miscellaneous deposits acquired from Westway. Westway retained all other prepaid items reported on its September 30, 2000 balance sheet.

              Prepaid expenses and other at 9/30/00 - Westway $ (2,116,024) Prepaid licensing and miscellaneous deposits
                   purchased                                             98,411
                                                                 ---------------
                           Net adjustment                          $ (2,017,613)
                                                                    ============









(4) Reflects the value of Qualcomm units and miscellaneous assets acquired from Westway. Simon agreed to acquire up to 525 Qualcomm units from Westway at a purchase price of $1,200 per unit provided that each unit is functioning properly and has a software upgrade. Simon anticipates acquiring 300 upgraded and functioning units from Westway. Westway retained all other property and equipment as reported on its September 30, 2000 balance sheet.

                  Property and equipment at 9/30/00 - Westway      $ (5,023,953)
                  Purchase of 300 Qualcomm units at $1,200 each         360,000
                  Purchase of miscellaneous assets                       55,310
                                                                 ---------------
                                    Net adjustment                 $ (4,608,643)


(5) Simon at the closing of the acquisition and during the year thereafter agreed to make payments of $2,060,000 for Westway's assistance in hiring drivers and independent contractors formerly employed or engaged by Westway. This amount includes an estimate that Simon will contract with 50 independent contractors formerly associated with Westway. The total amount due for workforce in place is adjusted up or down for each independent contractor in excess or below the 50 independent contractor threshold. Westway retained all items classified as Other Assets on its September 30, 2000 balance sheet.

                  Other assets at 9/30/00 - Westway                  $ (143,086)
                  Payments for driver workforce                       2,060,000
                                                                      ---------
                           Net adjustment                            $1,916,914
                                                                      =========


(6) Simon refinanced approximately 234 tractors and 264 trailers with Westway's existing lessors. As part of the acquisition, Westway granted to Simon an allowance for tractor and trailer repair. This allowance represents the estimated cost of bringing equipment into compliance with agreements with the lessors.

                  Accrued liabilites at 9/30/00 - Westway          $ (1,292,978)
                  Allowance for equipment repair                        478,800
                                                                  --------------
                           Net adjustment                          $   (814,178)
                                                                    ============


(7)           Simon  did  not  acquire  all  assets  and  did  not  assume   any
              liabilities of Westway. Accordingly, the non-acquired assets and the liabilities have been eliminated.


(8)           To eliminate the net deficit of Westway.

                        SIMON TRANSPORTATION SERVICES INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 2000


                                            Historical       Historical         Pro Forma
                                               Simon           Westway         Adjustments              Pro Forma
                                          ---------------- ----------------- -----------------       -----------------
Operating Revenue                          $  231,396,894    $   66,328,401    $  (31,837,632) (1)     $  265,887,663
                                          ---------------- ----------------- -----------------       -----------------

Operating Expenses
     Salaries, wages & benefits                94,240,163        17,416,416        (8,359,880) (1)        103,296,699
     Operating supplies & expense              82,765,212        23,555,355       (11,306,570) (1)         95,013,997
     Rent                                      37,947,272        21,408,966       (10,276,304) (1)         49,079,934
     Depreciation & amortization                4,121,893           335,325           766,675  (2)          5,223,893
     Accrued workers' compensation                                2,096,395        (2,096,395) (3)                 --
     Other                                     22,221,178         5,410,188        (2,596,890) (1)         25,034,476
                                          ---------------- ----------------- -----------------       -----------------

         Total operating expenses             241,295,718        70,222,645       (33,869,364)            277,648,999

Operating loss                                 (9,898,824)       (3,894,244)        2,031,732             (11,761,636)
                                          ---------------- ----------------- -----------------       -----------------

Interest                                       (1,422,508)         (658,039)          538,339  (4)         (1,542,208)
                                          ---------------- ----------------- -----------------       -----------------

Loss before benefit for income taxes          (11,321,332)       (4,552,283)        2,570,071             (13,303,544)

Benefit for income taxes                        4,075,680                                  --  (5)          4,075,680
                                          ---------------- ----------------- -----------------       -----------------

Net loss before cumulative effect of
accounting change                          $   (7,245,652)   $   (4,552,283)   $    2,570,071          $   (9,227,864)
                                          ================ ================= =================       =================

Basic and diluted net loss before
cumulative effect of accounting change
per common share                           $        (1.19)                                             $        (1.51)
                                          ================                                           =================

Basic and diluted weighted average
common shares outstanding                       6,110,213                                                   6,110,213
                                          ================                                           =================

             See   accompanying   notes  to   unaudited   pro  forma   condensed
consolidated statements of operations.

                          SIMON TRANSPORTATION SERVICES INC.
           NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(1) During 2000, Westway operated approximately 375 company tractors, 76 tractors supplied by independent contractors and 705 temperature-controlled trailers. In connection with the acquisition, Simon Transportation Services Inc., through its wholly-owned subidiary Dick Simon Trucking, Inc. ("Simon"), refinanced with Westway's existing lessors approximately 234 tractors and 264 trailers. Additionally, Simon expects to hire approximately 291 of Westway's drivers. Accordingly, in order to more fairly present the impact of the acquisition, for purposes of the pro forma condensed consolidated statement of operations, based on the percentage of tractors acquired, 52% of the historical operations of Westway have been included in the pro forma combined results.

(2) At the date of acquisition, the average length of service with Westway of drivers hired by Simon was approximately 2 years. Drivers with that level of experience are expected to be replaced at a rate not greater than 50% per year. Accordingly, the amount paid to Westway for workforce in place is amortized over a two year period.

              Simon expects to acquire 300 Qualcomm units at a total cost of $360,000. Management expects these units to have an estimated useful life of 5 years. Accordingly, the amount paid for the Qualcomm units is depreciated over five years.

              Simon did not acquire any other depreciable assets from Westway. Therefore, the depreciation and amortization included in Westway's historical results of operations for the twelve months ended September 30, 2000 is eliminated in its entirety.

                  Amortization of driver workforce                   $1,030,000
                  Depreciation of Qualcomm units purchased               72,000
                  Westway depreciation for the year ended 9/30/00      (335,325)
                                                                     -----------
                           Net adjustment                            $  766,675
                                                                     ===========


(3) Westway recorded this obligation in its results of operations as a result of a bankruptcy filing of its predecessor company. This charge was not attributable to the ongoing operations of Westway. Accordingly, the charge has been eliminated for purposes of this pro forma presentation.



(4) Simon will incur additional interest charges to finance the acquisition of assets from Westway. Interest incurred by Westway is therefore eliminated.

                  Westway interest for the year ended 9/30/00       $  (658,039)
                  Interest incurred to finance asset acquisition        119,700
                                                                    ------------
                           Net adjustment                           $  (538,339)
                                                                    ============



(5) Westway operated as a subsidiary of a qualified sub-chapter S corporation and did not record any liability or benefit for income taxes on its financial statements. Because of the loss reported on the pro forma statement of operations, any further benefit recorded by Simon would be properly offset by a valuation allowance. Accordingly, no further benefit for income tax is reported in the pro forma statement of operations.

(c)  Exhibits.

        ------------------- --------------------------------------------------------------------------------------------
             Exhibit        Description
        ------------------- --------------------------------------------------------------------------------------------
        ------------------- --------------------------------------------------------------------------------------------
               2.1          Agreement  dated  December  15,  2000,  by and among Dick  Simon  Trucking,  Inc.,  Westway
                            Express, Inc., WesternWay Holdings Co., and Jerry D. McMorris*
        ------------------- --------------------------------------------------------------------------------------------
        ------------------- --------------------------------------------------------------------------------------------
               2.2          First  Amendment to Asset  Purchase  Agreement  dated  January 22, 2001,  by and among Dick
        ------------------- --------------------------------------------------------------------------------------------
        ------------------- --------------------------------------------------------------------------------------------
                23          Consent of Independent Public Accountants
        ------------------- --------------------------------------------------------------------------------------------
        ------------------- --------------------------------------------------------------------------------------------
               99.1         Press Release issued by Parent dated December 18, 2000
        ------------------- --------------------------------------------------------------------------------------------
        ------------------- --------------------------------------------------------------------------------------------
               99.2         Press Release issued by Parent dated January 23, 2001
        ------------------- --------------------------------------------------------------------------------------------

* All of the schedules and exhibits have been omitted. Parent hereby agrees to furnish supplementally to the Commission a copy of any schedule or exhibit omitted upon the Commission's request.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SIMON TRANSPORTATION SERVICES INC.

Date: February 13, 2001                  By: /s/ Alban B. Lang
                                             ---------------------------------
                                         Alban B. Lang, Chief Financial Officer,
                                         Treasurer, and Secretary